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Goldman Sachs Trust II

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Goldman Sachs Trust II

Goldman Sachs Multi-Manager Global Equity Fund

200 West Street

New York, New York 10282

August 21, 2018

Dear Shareholder,

Goldman Sachs Asset Management, L.P. (“GSAM” or the “Investment Adviser”), the investment adviser of Goldman Sachs Multi-Manager Global Equity Fund (the “Fund”), selects investment managers (“Underlying Managers”) for the Fund, a series of Goldman Sachs Trust II (the “Trust”), subject to approval of the board of trustees of the Trust (the “Board”). We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed DWS Investment Management Americas, Inc. (“DIMA”), Quantitative Management Associates LLC (“QMA”) and Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson” and together with DIMA and QMA, “New Underlying Managers”) to serve as new, additional Underlying Managers for the Fund. The Board approved the sub-advisory agreement between GSAM and each of DIMA, QMA and Vaughan Nelson (the “Sub-Advisory Agreements”) at a meeting held on August 7-8, 2018 (the “Meeting”). Boston Partners Global Investors, Inc., Causeway Capital Management LLC, Fisher Asset Management, LLC, GW&K Investment Management, LLC, Legal & General Investment Management America, Inc., Principal Global Investors, LLC, Russell Investments Implementation Services, LLC, Vulcan Value Partners, LLC, WCM Investment Management and Wellington Management Company LLP continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board.

Please note that this appointment does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

GOLDMAN SACHS MULTI-MANAGER GLOBAL EQUITY FUND

Background

In connection with its duties as the investment adviser for the Fund, GSAM reviews and evaluates the Fund’s Underlying Managers on an ongoing basis. At the Meeting and pursuant to GSAM’s recommendation, the Board approved DIMA, QMA and Vaughan Nelson as new Underlying Managers for the Fund and approved the Sub-Advisory Agreements.

The Board determined to initially approve the Sub-Advisory Agreements after a thorough analysis of the proposed services to be provided by each one of DIMA, QMA and Vaughan Nelson. The material factors considered by the Board in approving the Sub-Advisory Agreements are set forth below under “Goldman Sachs Multi-Manager Global Equity Fund—Trustees’ Considerations.”

Investment Strategies of New Underlying Managers

DWS Investment Management Americas, Inc.

Pursuant to the applicable Sub-Advisory Agreement, GSAM may allocate a portion of the Fund’s assets to DIMA for management. With respect to such assets, DIMA pursues an index-based equity strategy that seeks to closely track all or a subset of the securities of the MSCI ACWI Diversified Multi-Factor Index.

Quantitative Management Associates LLC

Pursuant to the applicable Sub-Advisory Agreement, GSAM may allocate a portion of the Fund’s assets to QMA for management. With respect to such assets, QMA pursues a systematic, long-only U.S. equity strategy that invests in U.S. equity securities and equity futures.

Vaughan Nelson Investment Management, L.P.

Pursuant to the applicable Sub-Advisory Agreement, GSAM may allocate a portion of the Fund’s assets to Vaughan Nelson for management. With respect to such assets, Vaughan Nelson pursues a dynamic equity strategy that employs a “core” management style with a bias for mid- to large-cap equity securities.

New Sub-Advisory Agreements

Under the Sub-Advisory Agreements, subject to the supervision and oversight of GSAM, each of DIMA, QMA and Vaughan Nelson, with respect to those assets that GSAM allocates to it (the “Allocated Assets”), provides the Fund with investment research, advice and supervision and furnishes a continuous investment program for, and manages the investment and reinvestment of, its respective Allocated Assets. DIMA, QMA and Vaughan Nelson each determine in their discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Fund within the parameters of the investment approach, policies, restrictions and guidelines applicable to their respective Allocated Assets as provided by GSAM, the provisions of the applicable Sub-Advisory Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”).

Under the Sub-Advisory Agreements, each of DIMA, QMA and Vaughan Nelson pays for all expenses incurred by it in connection with its services to the Allocated Assets. As compensation for their services, DIMA, QMA and Vaughan Nelson are entitled to receive fees from GSAM (not the Fund) each calendar quarter based on an annual percentage of the average daily net assets of their respective Allocated Assets. With respect to QMA, the annual percentage is determined based on breakpoints calculated from “Total Assets,” which includes the value of the average daily net assets of its Allocated Assets and the value of the average daily net assets of certain investment funds or separate accounts using a U.S. core equity strategy managed by QMA, as applicable, under any other agreements between GSAM and QMA.

Each Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to the applicable Sub-Advisory Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities of the Fund (within the meaning of the 1940 Act).

Each Sub-Advisory Agreement provides for termination, without payment of any penalty, (i) by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund, (ii) by GSAM on 60 days written notice to DIMA, QMA or Vaughan Nelson, as applicable (or immediately in the event of a material breach by DIMA, QMA or Vaughan Nelson), or (iii) by DIMA, QMA or Vaughan Nelson, as applicable, on not less than 90 days written notice to GSAM and the Trust. Notwithstanding the above, QMA and Vaughan Nelson may not terminate their respective Sub-Advisory Agreements during the 24-month period immediately following the effective date of the Sub-Advisory Agreements with respect to the Fund; and DIMA may not terminate its respective Sub-Advisory Agreement during the 12-month period immediately following the effective date of the Sub-Advisory Agreement with respect to the Fund, except under certain circumstances. Each Sub-Advisory Agreement shall automatically terminate in the event of its assignment or change of control of DIMA, QMA or Vaughan Nelson, as applicable, or the assignment of the Fund’s management agreement with GSAM. Each Sub-Advisory Agreement shall also terminate in the event that the Fund’s management agreement with GSAM is terminated.

As described below under “Additional Information—SEC Exemptive Order,” GSAM has received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC”) enabling it to enter into an investment sub-advisory agreement with an Underlying Manager that has not been approved by a vote of the majority of the outstanding voting securities of the Fund if certain conditions are met.

Trustees’ Considerations

The Fund is an investment portfolio of the Trust that commenced investment operations on June 24, 2015. The Fund employs a “manager of managers” structure, whereby the Investment Adviser is responsible for selecting Underlying Managers (subject to Board approval), allocating the Fund’s assets among them, and overseeing their day-to-day management of Fund assets. Upon the recommendation of the Investment Adviser, at the Meeting, the Trustees, including the Trustees who are not parties to the Fund’s investment management agreement or any sub-advisory agreement or “interested persons” (as defined in the 1940 Act) of any party thereto (the “Independent Trustees”) unanimously approved separate Sub-Advisory Agreements between the Investment Adviser and each New Underlying Manager. In connection with the Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel. In addition, each New Underlying Manager provided information in response to a request from the Investment Adviser.

Nature, Extent and Quality of the Services to be Provided Under the Sub-Advisory Agreement

In evaluating the nature, extent and quality of services to be provided by the New Underlying Managers, the Trustees considered information about each New Underlying Manager’s (a) personnel and their compensation structure; (b) track record in managing other funds and accounts with investment strategies similar to those to be employed on behalf of the Fund; (c) policies and procedures in place to address potential conflicts of interest; and (d) compliance program and code of ethics. In this regard, they considered assessments provided by the Investment Adviser of each New Underlying Manager, New Underlying Manager’s investment strategies and personnel, and its compliance program. The Trustees considered that each New Underlying Manager currently manages other assets for the Investment Adviser’s clients. They noted that, because none of the New Underlying Managers had previously provided services to the Fund, there was no performance information to evaluate with respect to the Fund.

Costs of Services to be Provided

The Trustees reviewed the terms of each Sub-Advisory Agreement and the proposed fee schedule, which, with respect to DIMA and QMA, included breakpoints. They noted that the compensation paid to each New Underlying Manager would be paid by the Investment Adviser, not by the Fund. They also noted that the terms of each Sub-Advisory Agreement were the result of arms’ length negotiations between the Investment Adviser and the applicable New Underlying Manager. The Trustees reviewed the anticipated blended average of all sub-advisory fees to be paid by the Investment Adviser with respect to the Fund and how it would change upon hiring the New Underlying Managers. The Trustees considered the Investment Adviser’s undertaking to waive the portion of its management fee which is in excess of the weighted average of the Fund’s sub-advisory fees.

Conclusion

In connection with their consideration of each Sub-Advisory Agreement, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. After deliberation and consideration of the information provided, including the factors described above, the Trustees, including the Independent Trustees, unanimously concluded, in the exercise of their business judgment, that the sub advisory fees to be paid by the Investment Adviser to each New Underlying Manager were reasonable in light of the factors considered, and that each Sub Advisory Agreement, and the terms thereof, should be approved for a period of two years from its effective date.

Additional Information

SEC Exemptive Order

On May 29, 2013, GSAM and the Trust received an exemptive order (the “Order”) from the SEC exempting them from certain provisions of the 1940 Act. Specifically, the Order permits the Trust and GSAM, so long as certain conditions are satisfied, to enter into and materially amend an investment sub-advisory agreement with an Underlying Manager without shareholder approval. The Order generally requires that shareholders of the Fund be notified of an investment sub-advisory agreement that has been entered into within 90 days of the hiring of the Underlying Manager, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional Information About GSAM and the Fund’s Other Service Providers

GSAM, a Delaware limited partnership registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, is the Fund’s investment adviser. GSAM is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. GSAM Holdings LLC is the general partner and principal owner of GSAM. GSAM’s and The Goldman Sachs Group Inc.’s current business address is 200 West Street, New York, NY 10282. As of June 30, 2018, GSAM, including its investment advisory affiliates, had approximately $1.30 trillion in assets under supervision.

Goldman Sachs & Co. LLC, an affiliate of GSAM, located at 200 West Street, New York, New York 10282, serves as the exclusive distributor of shares of the Fund.

State Street Bank and Trust Company, located at One Lincoln Street, Boston, Massachusetts 02111, serves as the Fund’s custodian and administrator.

Additional Information About New Underlying Managers

DWS Investment Management Americas, Inc.

DIMA, located at 345 Park Avenue, New York, New York 10154, is an investment adviser registered with the SEC and a Commodity Pool Operator and Commodity Trading Advisor registered with the Commodity Futures

Trading Commission (CFTC) and National Futures Association (NFA). DIMA is an indirect wholly-owned subsidiary of DMA Group GmbH & Co. KGaA (“DWS”), which is an indirect majority-owned subsidiary of Deutsche Bank AG. Together with DWS and its affiliates, the firm had approximately $833.5 billion in assets under management as of March 31, 2018.

The principal executive officers and directors of DIMA, as of the date of this document, are set forth below. The business address of each person is 345 Park Avenue, New York, New York 10154, unless otherwise noted.

Name	Position(s) with DIMA[1]
Cynthia P. Nestle	Director
Nancy L. Tanzil	Chief Financial Officer and Treasurer
John Millette[2]	Chief Legal Officer
Fiona Bassett	Director and Vice President
Paul Blodgett	Director
Freddi Klassen	Chief Operating Officer
Michelle Goveia-Pine	Chief Compliance Officer
David S. Bianco	Director, President, Chief Executive Officer and Chairman
Gregory Staples	Vice President
John Cassedy[2]	Vice President
Anjie LaRocca	Secretary
Hepsen Uzcan	Assistant Secretary

[1]	None of the principal executive officers of DIMA listed above have other principal employment other than his or her respective position(s) with DIMA and its affiliated managers.
[2]	Business address is One International Place, Boston, Massachusetts 02110.

Quantitative Management Associates LLC

QMA, located at Gateway Center Two, 6th Floor, Newark, New Jersey 07102, is an investment adviser registered with the SEC and a Commodity Trading Advisor registered with the Commodity Futures Trading Commission (CFTC) and National Futures Association (NFA). QMA is a wholly-owned subsidiary of PGIM, Inc., which is an indirect wholly-owned subsidiary of Prudential Financial, Inc. The firm had approximately $126.7 billion in assets under management as of June 30, 2018.

The principal executive officers and members of the board of managers of QMA, as of the date of this document, are set forth below. The business address of each person is Gateway Center Two, 6th Floor, Newark, New Jersey 07102.

Name	Position(s) with QMA[1]
Margaret S. Stumpp	Member, Board of Managers
Clark D. Pellington	Chief Compliance Officer
Debra S. Groisser	Chief Legal Officer
David A. Hunt	Member, Board of Managers
Roy D. Henriksson	Chief Investment Officer and Member, Board of Managers
Shelley Wong-Chassine	Chief Operating Officer and Member, Board of Managers
Andrew C.L. Dyson	Chief Executive Officer and Chairman, Board of Managers
Robert C. Roth	Chief Financial Officer

[1]	None of the principal executive officers of QMA listed above have other principal employment other than his or her respective position(s) with QMA and its affiliated managers.

Vaughan Nelson Investment Management, L.P.

Vaughan Nelson, located at 600 Travis Street, Suite 6300, Houston, Texas 77002, is an investment adviser registered with the SEC. Vaughan Nelson is wholly-owned by Natixis Investment Managers, L.P., which is an indirect subsidiary of Natixis Investment Managers SA, an international asset management group owned by Natixis SA. As of March 31, 2018, Vaughan Nelson manages assets of approximately $12.8 billion.

The principal executive officers, directors and general partners of Vaughan Nelson, as of the date of this document, are set forth below. The business address of each person is 600 Travis Street, Suite 6300, Houston, Texas 77002.

Name	Position(s) with Vaughan Nelson[1]
Vaughan Nelson Investment Management, Inc.	General Partner
Christopher D. Wallis	Director, Chief Executive Officer and Chief Investment Officer
Steven Psaledakis	President
Richard B. Faig	Chief Financial Officer and Chief Compliance Officer
Beverly M. Bearden	Director
David L. Giunta	Director
James T. Orfanos	Director

[1]	None of the principal executive officers of Vaughan Nelson listed above have other principal employment other than his or her respective position(s) with Vaughan Nelson and its affiliated managers.

Reports to Shareholders

The Fund’s annual and semi-annual reports are available free upon request. Shareholders may obtain a copy of either report by writing to Goldman Sachs & Co. LLC, P.O. Box 06050, Chicago, IL 60606-6306 or by calling 1-800-621-2550. You may also access and download these reports at the Fund’s website: www.GSAMFUNDS.com/mutualfunds.

If you have any questions, please contact your investment professional or authorized dealer.

August 21, 2018

200 West Street

New York, New York 10282

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Global Equity Fund

200 West Street

New York, New York 10282

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

August 21, 2018

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to Goldman Sachs Multi-Manager Global Equity Fund (the “Fund”), a series of Goldman Sachs Trust II (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

Goldman Sachs Asset Management, L.P. (“GSAM”), the investment adviser of the Fund, selects investment managers (“Underlying Managers”) for the Fund subject to approval of the board of trustees (the “Board”) of the Trust. We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed DWS Investment Management Americas, Inc. (“DIMA”), Quantitative Management Associates LLC (“QMA”) and Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson” and together with DIMA and QMA, “New Underlying Managers”) to serve as new, additional Underlying Managers for the Fund. The Board approved the sub-advisory agreements between GSAM and each of DIMA, QMA and Vaughan Nelson (the “Sub-Advisory Agreements”) at a meeting held on August 7-8, 2018. Boston Partners Global Investors, Inc., Causeway Capital Management LLC, Fisher Asset Management, LLC, GW&K Investment Management, LLC, Legal & General Investment Management America, Inc., Principal Global Investors, LLC, Russell Investments Implementation Services, LLC, Vulcan Value Partners, LLC, WCM Investment Management and Wellington Management Company LLP continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board. Additional information about GSAM, DIMA, QMA and Vaughan Nelson, the Sub-Advisory Agreements, and the Board’s approval of the Sub-Advisory Agreements is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by GSAM and the Trust from the Securities and Exchange Commission, the hiring of DIMA, QMA and Vaughan Nelson on the Fund’s behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about September 7, 2018. The full Information Statement will be available for printing on the Fund’s website at www.gsamfunds.com until at least 90 days from the date of this Notice and the Information Statement. To access the full Information Statement, navigate to www.gsam.com/content/gsam/us/en/advisors/literature-and-forms/literature.html, where the full Information Statement is available to view and print by utilizing the search feature to locate literature specific to DIMA, QMA and Vaughan Nelson. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-621-2550. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the appropriate phone number provided above.

Please Note: If (i) you are a member of a household in which multiple shareholders of the Fund share the same address, (ii) your shares are held in “street name” and (iii) your broker or bank has received consent to household material, then your broker or bank may have sent to your household only one copy of this Notice of Internet Availability of Information Statement unless your broker or bank previously received contrary instructions from

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a shareholder in your household. If you are part of a household that has received only one copy of this Notice of Internet Availability of Information Statement, the Fund will deliver promptly a separate copy of this Notice of Internet Availability of Information Statement to you upon written or oral request. To receive a separate copy of this Notice of Internet Availability of Information Statement, please contact the Fund by calling toll free 1-800-621-2550 or by writing Goldman Sachs Funds, P.O. Box 06050, Chicago, IL 60606-6306. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Intermediary”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Intermediary.

SMACINFOSTMTSTK 08-18

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